Exhibit 10.56

EXTENSION OF FORBEARANCE UNDER LOAN AND SECURITY AGREEMENT

This Extension of Forbearance under Loan and Security Agreement (this “Forbearance Extension”) is entered into this 28th day of September, 2012 (the “Forbearance Effective Date”), by and between ISC8, Inc. (formerly Irvine Sensors Corporation), a Delaware corporation with its principal place of business at 3001 Red Hill Ave., Bldg. 4/108, Costa Mesa, Orange County, CA 92926 (“Borrower”) and Partners for Growth III, L.P. (“PFG”).  Capitalized terms used herein without definition shall have the same meanings given them in the Loan Agreement (as defined below).

WHEREAS, Borrower and PFG entered into that certain Loan and Security Agreement dated as of December 14, 2011, as amended by the Forbearance (as defined below) (the “Loan Agreement”);

WHEREAS, PFG provided the credit contemplated under the Loan Agreement as, when and how specified in the Loan Agreement;

WHEREAS, PFG and Borrower entered into that certain Forbearance, Limited Waiver and Consent under Loan and Security Agreement on August 21, 2012, to, inter alia, address financial covenant defaults by Borrower specified therein (the “Specified Defaults” and such Forbearance, Limited Waiver and Consent under Loan and Security Agreement on August 21, 2012, the “Forbearance”);

WHEREAS, Borrower remains in default due to the Specified Default and PFG’s agreement to Forbear (as defined below) expires on September 30, 2012;

WHEREAS, (i) Borrower, acknowledging that the Specified Defaults have occurred and are continuing, has requested that PFG extend the term of the Forbearance and, subject to the terms and conditions of this Forbearance Extension, PFG is willing to defer exercising remedies under the Loan Agreement (to “Forbear”) due to the Specified Defaults and extend the term of the Forbearance;

NOW THEREFORE, the parties hereby agree as follows:

1. Extension of Forbearance. Section 2(a)(i) of the Forbearance which prior to the Extension Effective Date read as follows (with quotes and italicized text added for convenience of reading only):

“(i)           Forbearance by PFG.  In consideration of, among other things, Borrower’s compliance with each and every term of this Forbearance, PFG hereby agrees to forbear from exercising its rights and remedies as a result of the Specified Defaults until the earliest to occur of (i) a Default or an Event of Default under the Loan Agreement (with the sole exception of the Specified Defaults), (ii) the failure of Borrower to promptly, punctually, or faithfully perform or comply with any term or condition of this Forbearance as and when required, it being expressly acknowledged and agreed that TIME IS OF THE ESSENCE, and (iii) 5:00 p.m. (San Francisco, California time) on September 30, 2012 (the period commencing as of the date of the effectiveness of this Forbearance and ending on the earliest of (i), (ii) and (iii) above shall be referred to as the “Forbearance Period”).”

shall be amended as from the Extension Effective Date to read in its entirety (Section 2(a))(i) only) as follows:

“(i)           Forbearance by PFG.  In consideration of, among other things, Borrower’s compliance with each and every term of this Forbearance, PFG hereby agrees to forbear from exercising its rights and remedies as a result of the Specified Defaults until the earliest to occur of (i) a Default or an Event of Default under the Loan Agreement (with the sole exception of the Specified Defaults), (ii) the failure of Borrower to promptly, punctually, or faithfully perform or comply with any term or condition of this Forbearance as and when required, it being expressly acknowledged and agreed that TIME IS OF THE ESSENCE, and (iii) 5:00 p.m. (San Francisco, California time) on October 31, 2012 (the period commencing as of the date of the effectiveness of this Forbearance and ending on the earliest of (i), (ii) and (iii) above shall be referred to as the “Forbearance Period”).”

2.           Payment of Fees and Expenses.  Borrower shall pay to PFG its reasonable out-of-pocket fees and expenses in connection with this Forbearance Extension.

3.           Ratification of Loan Documents.  Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of each of the Loan Documents to which it is a party. The authority and incumbency documents and certificates previously delivered to PFG in connection with the Loan Documents from time to time remain in full force and effect, unmodified, and are hereby ratified.

4.           Representations and Warranties.  Borrower represents and warrants that:

(a)           immediately upon execution of this Forbearance Extension and assuming Borrower’s satisfaction of the conditions set forth in Section 5 hereof (i) the representations and warranties contained in the Existing Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (ii) no Default or Event of Default (other than the Specified Defaults) has occurred and is continuing or would result from the performance of the Loan Documents;

(b)           Borrower has the corporate power and authority to deliver this Forbearance Extension and to perform its Obligations under the Loan Documents and the person(s) executing this Forbearance Extension on behalf of Borrower are duly empowered to do so;

(c)           the certificate of incorporation and other formation and organizational documents of Borrower provided to PFG on the date of the Loan Agreement remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect or, if any such documents have been amended, supplemented or restated or are no longer true, accurate and complete, Borrower shall provide true, complete, correct and current versions of such documents as additional conditions to this Forbearance Extension under Section 5;

(d)           the execution and delivery by Borrower of this Forbearance Extension and the performance by Borrower of its Obligations under the Loan Agreement have been duly authorized by all necessary corporate action on the part of Borrower;

(e)           this Forbearance Extension, when executed and delivered by Borrower (i) constitutes the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights; and (ii) does not conflict with any law or regulation or judgment or the organizational documents of Borrower, or any agreement or document to which Borrower is a party or which is binding upon it or any of this assets; and (iii) does not require any authorization, approval, consent, licence or registration in any jurisdiction for its execution, performance, validity or enforceability that has not already been obtained by Borrower;

(f)           Borrower acknowledges that PFG has acted in good faith and has conducted in a commercially reasonable manner its relationship with Borrower in connection with this Forbearance Extension and in connection with the Loan Documents and that, as of the date hereof, it has no defenses against its obligation to pay any and all Obligations; and

(g)           the information set forth in the Representations, as updated by Borrower (as required) and delivered to PFG on or prior to the date hereof, continues to be true, correct, accurate and complete as of the Extension Effective Date.

Borrower understands and acknowledges that PFG is entering into this Forbearance Extension in reliance upon, and in partial consideration for, the above representations and warranties, and agrees that such reliance is reasonable and appropriate.

5.           Conditions.  Subject to the satisfaction of the conditions set forth below, this Forbearance Extension shall become effective on the date it is executed by the parties hereto, but shall continue to be subject to the satisfaction of all the following conditions:

5.1           Execution and Delivery.  As a condition precedent, Borrower shall have duly executed and delivered a counterpart of this Forbearance Extension to PFG.

5.2           Payment of PFG Expenses.  Borrower shall have paid upon demand all PFG Expenses (including all reasonable attorneys’ fees and expenses) incurred in connection with this Forbearance Extension.

5.3           Updates to Borrower Information. If required to render the Representations identified in Section 4(g) hereof true, correct, accurate and complete as of the date hereof in all material respects, Borrower shall update the Representations.

5.4           Warrants. In consideration of this Extension of Forbearance, Borrower shall, within five (5) Business Days from the Extension Effective Date, authorize (to the extent not previously authorized), issue and deliver to PFG (and its designees, as directed by PFG) warrants dated the Extension Effective Date to purchase $225,000 in the aggregate among all such warrants of the securities issued in (i) the transaction described in Section 2(c)(iv) of the Forbearance at the “effective” (as defined in the Forbearance) issue price in such transaction, in all material respects in similar form to the warrants issued in connection with the Forbearance, or (ii) if the foregoing transaction is not consummated, in such other equity financing as is consummated by Borrower (the securities issued in the transactions described in clauses (i) and (ii), “Next Equity Financing Securities”). If no Next Equity Financing Securities are issued by December 31, 2012, such warrants shall be exercisable for common stock of Borrower at the same strike price as the then-current strike price of the warrants issued to PFG and its designees on the date of the Loan Agreement and PFG, at its option, may require a replacement warrants to be issued to PFG and its designees reflecting the same.

For the avoidance of doubt, the failure of any of the conditions set forth in this Section 5, unless waived by PFG in its sole discretion, shall constitute an Event of Default.

6.           Miscellaneous.  The quotation marks around modified clauses set forth herein and any differing font styles, if any, in which such clauses are presented herein are for ease of reading only and shall be ignored for purposes of construing and interpreting this Forbearance Extension. The Recitals to this Forbearance Extension are expressly incorporated by reference herein.

7.           Counterparts.  This Forbearance may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument.  All counterparts shall be deemed an original of this Forbearance.

8.           Integration; Construction.  This Forbearance Extension, the Forbearance (including without limitation the release set forth in Section 4 thereof, which shall be deemed given as of the Extension Effective Date), the Loan Agreement, the other Loan Documents and any documents executed in connection herewith or therewith or pursuant hereto or thereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Forbearance; except that any financing statements or other agreements or instruments filed by PFG with respect to Borrower shall remain in full force and effect. The title of this Agreement and section headings are for the readers’ convenience only and shall be ignored for purposes of integration into the Loan Agreement. Quotation marks around and type style used in any provisions hereof are for the convenience of reading only and are not to be construed substantively. The General Provisions set forth in Section 9 of the Loan Agreement are incorporated herein by reference.

Governing Law; Venue.  THIS FORBEARANCE SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.  Borrower and PFG each submit to the exclusive jurisdiction of the State and Federal courts in San Francisco County, California.

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IN WITNESS WHEREOF, the parties hereto have caused this Forbearance Extension to be executed as of the date first written above.

Borrower:	ISC8, Inc. a Delaware corporation
By: ____________________________ Name: Marcus A. Williams Title: Secretary
PFG:	Partners for Growth III, L.P. By: _______________________________ Name: ____________________________ Title: Manager, Partners for Growth III, LLC, its General Partner

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Extension of Forbearance under Loan and Security Agreement